Exhibit 16.1

September 20, 2006

Securities & Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of Margo Caribe, Inc.’s Form 8-K dated September 14, 2006, and have the following comments:

1.	We agree with the statements in the first sentence of paragraph 1, and with the statements made in paragraphs 2, 3, 4, and 5.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of paragraph 1.

Yours truly,

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
San Juan, Puerto Rico